EXHIBIT 99.1
Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Net Income for the first Quarter Ended February 28, 2017

RIDGEFIELD PARK, N.J., April 17, 2017 -- CCA Industries, Inc. (NYSE MKT: "CAW"), announced today its first quarter results for the period ended February 28, 2017. The results can be found on the chart below.
Total net income was $186,752 for the quarter ended February 28, 2017, down from net income of $203,369 for the quarter ended February 29, 2016. “As the Company phases out unprofitable products,” Lance Funston, Chief Executive Officer commented, “we can expect reductions in net revenue. However, the Company was able to improve net income as a percent of net revenue. The month of March 2017 had stronger gross sales and exceeded both budget and March 2016 gross sales. April 2017 orders also is demonstrating a continuation of sales growth as well.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	February 28, 2017	February 29, 2016

Revenues	$ 4,269,151	$ 4,684,444

Income from Continuing Operations	$ 186,752	$ 208,940
Income (Loss) from Discontinued Operations	$ 0	$ (5,571)
Net Income	$ 186,752	$ 203,369
	4.37%	4.34%
Net Earnings per Share:
Basic
Continuing Operations	$ 0.03	$ 0.03
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.03	$ 0.03

Net Earnings per Share:
Diluted
Continuing Operations	$ 0.03	$ 0.03
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings per Share	$ 0.03	$ 0.03

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,047,765